EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Trustees and Shareholders

American Financial Realty Trust

We consent to the use of our report included herein and to the reference to our firm under the headings “Experts”, “Summary Selected Financial Information” and “Selected Financial Information” in this registration statement on Form S-11.

Our report indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

Our report also indicates that effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/    KPMG LLP

Philadelphia, Pennsylvania

May 23, 2003